Exhibit 10.1

SUMMARY OF THE COMPENSATION ARRANGEMENT FOR

GREGORY A. FROST

THE COMPANY’S CHIEF FINANCIAL OFFICER EFFECTIVE MARCH 5, 2007

Base Salary:	$ 350,000, payable semi-monthly

Cash Bonus Incentive Target:	$ 510,000, payable annually*

Long Term Incentive Award Target:	$ 340,000, payable annually*#

Mr. Gregory Frost is also entitled to all welfare and retirement benefits offered to other senior executives of Janus Capital Group Inc. (the “Company”).

If, within the first twelve (12) months following his appointment as Chief Financial Officer of the Company, the Company terminates Mr. Frost’s employment (other than for cause) or in the event the Company removes Mr. Frost as Chief Financial Officer and Mr. Frost decides to terminate his employment with the Company, and subject to his execution of a comprehensive legal release, non-solicitation, and non-disparagement agreement, Mr. Frost will receive the following severance benefits:  (i) a severance payment equal to one times (1x) his then-current base salary and bonus incentive target; (ii) all of his long-term incentive awards (LTI) that would have vested within the twelve (12) months following his termination will vest, and he will have three months from his termination date to exercise any vested stock options; (iii) three (3) months of outplacement services; (iv) a prorated cash bonus for services rendered in the year of termination based on his bonus incentive target; and (v) the Company shall continue to provide the welfare benefits to Mr. Frost and his spouse and dependents for twelve (12) months following the termination date on the same basis such benefits were provided to Mr. Frost immediately prior to the termination date, and, if such benefits cannot be provided, a lump sum cash equivalent thereof, grossed-up for taxes.

As more fully described in Mr. Frost’s respective LTI award agreements and his Change in Control Agreement dated as of August 1, 2005, Mr. Frost’s unvested LTI will vest in full upon a change of control of the Company.  If Mr. Frost’s employment is terminated or his compensation or job duties are materially reduced within the first two years after the change in control, then he will receive a severance payment equal to two times (2x) his prior year’s base salary and bonus incentive target.

*  Actual payments may be less than or greater than the target amount.  Payments are subject to approval by the Compensation Committee or the Board of Directors and subject to achievement of performance criteria established by the Compensation Committee in compliance with Section 162(m) of the Internal Revenue Code.

#  Mr. Frost will also be granted a $500,000 sign-on bonus, consisting of a $100,000 cash payment (to be made on or about March 15, 2007), a $200,000 restricted stock award and a $200,000 mutual fund unit award.  Both one-time LTI awards:  (i) are subject to the achievement of performance criteria established by the Compensation Committee in compliance with Section 162(m) of the Internal Revenue Code, (ii) are subject to two-year vesting schedule, beginning February 1, 2008; and (iii) will be granted on May 4, 2007.

ACCEPTED AND AGREED TO THIS 19th DAY OF MARCH, 2007

Janus Capital Group Inc.

/s/ Gregory A. Frost	By:	/s/ Gary D. Black
Gregory A. Frost		Gary D. Black, CEO